Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Deputy Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS APRIL SAME STORE SALES GAIN OF 7%,
INCREASES FIRST QUARTER EARNINGS PER SHARE ESTIMATE

     Pleasanton, California, May 9, 2013 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales increased 12% to $778 million for the four weeks ended May 4, 2013, up from $697 million for the four weeks ended May 5, 2012. Comparable store sales for the four weeks ended May 4, 2013 rose 7% compared to a 7% increase for the four weeks ended April 28, 2012.

     For the thirteen weeks ended May 4, 2013, sales totaled $2.540 billion, a 6% increase over the $2.385 billion in sales for the thirteen weeks ended May 5, 2012. Comparable store sales for the thirteen weeks ended May 4, 2013 rose 3% over the thirteen weeks ended May 5, 2012. For the first quarter ended April 28, 2012, same store sales grew 9%.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with the above-plan sales and margin gains we achieved for both April and the first quarter, especially considering our very strong prior year comparisons. These results were driven by our ongoing ability to deliver compelling bargains to today’s value-focused customers.”

     Mr. Balmuth continued, “We now estimate earnings per share for the 13 weeks ended May 4, 2013 to be $1.06 to $1.07, compared to our initial guidance of $1.00 to $1.04. This updated range includes an approximate $.02 benefit versus our original projections related to the favorable timing of expenses that are expected to shift into subsequent quarters within the fiscal year.”

     Detailed sales and earnings guidance for the second quarter of 2013 will be provided with the Company’s first quarter earnings release and conference call, which is now scheduled to be held at 4:15 p.m. Eastern time on Thursday, May 23rd. In addition, as previously announced and beginning in the second quarter of 2013, the Company will no longer report monthly sales.

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 203-369-3267, ID# 581300 from 8:30 a.m. Eastern time on May 9, 2013 through 8:00 p.m. Eastern time on May 10, 2013. A transcript of these comments is available in the Investors section of the Company’s website at www.rossstores.com.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the first quarter ended May 4, 2013 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geo-economic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, core merchandising and other information systems; improving our merchandising and transaction processing capabilities through the implementation of new processes and systems enhancements; managing our planned data center and headquarters moves without disruption or unanticipated costs; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2012 and Form 8-Ks for fiscal 2013. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2012 revenues of $9.7 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,112 locations in 33 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 115 dd’s DISCOUNTS® in nine states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.